Exhibit 10.44

EXECUTION VERSION

FOURTH AMENDED AND RESTATED COMMON TERMS AGREEMENT

dated as of June 23, 2023

among

SABINE PASS LIQUEFACTION, LLC,

as the Borrower

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO FROM TIME TO TIME

THE SECURED DEBT HOLDER GROUP REPRESENTATIVES, SECURED HEDGE REPRESENTATIVES AND SECURED GAS HEDGE REPRESENTATIVES,

that are parties to this Agreement from time to time

SOCIÉTÉ GÉNÉRALE,

as the Common Security Trustee

and

SOCIÉTÉ GÉNÉRALE,

as the Intercreditor Agent

i

SCHEDULES

Schedule 1 — Definitions

Schedule 2.2(a) — Form of Accession Agreements

Schedule 2.2(f) — Debt Commitments; Secured Hedge Obligations

Schedule 2.3 — Form of Transfer of Accession Agreement

Schedule 5.10 — Notice Information

ii

Schedule 6.1 — Separateness

EXHIBITS

Exhibit A — Form of Joinder

iii

THIS FOURTH AMENDED AND RESTATED COMMON TERMS AGREEMENT (this “Agreement”), dated as of June 23, 2023 is made among:

(1)	SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”);

(2)

each SUBSIDIARY OF THE BORROWER that is a party to this Agreement from time to time in accordance with the terms of this Agreement (the “Restricted Subsidiaries,” and together with the Borrower, the “Loan Parties”);

(3)	each SECURED DEBT HOLDER GROUP REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(4)	each SECURED HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(5)	each SECURED GAS HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(6)	SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee; and

(7)	SOCIÉTÉ GÉNÉRALE, as the Intercreditor Agent,

each a “Party” and together the “Parties”.

WHEREAS:

(A)

The Borrower owns and operates a natural gas liquefaction facility (including associated infrastructure) located in Cameron Parish, Louisiana for the production of LNG and other Services, as the same may be expanded, modified or otherwise changed in accordance with the applicable Senior Debt Instruments;

(B)

The Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Third Amended and Restated Common Terms Agreement, dated as of March 19, 2020 (as amended, restated, amended and restated and otherwise modified from time to time prior to the date hereof, the “Third Amended and Restated Common Terms Agreement”);

(C)

The Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security, including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

SIGNATURE PAGE TO THE 4TH A&R COMMON TERMS AGREEMENT

(D)

The Borrower has entered into that certain Indenture with The Bank of New York Mellon, as trustee (in such capacity, the “144A Indenture Trustee”), dated as of February 1, 2013, as supplemented by a fourth supplemental indenture, dated as of May 20, 2014, a sixth supplemental indenture, dated as of March 3, 2015, a seventh supplemental indenture, dated as of June 14, 2016, an eighth supplemental indenture, dated as of September 19, 2016, a ninth supplemental indenture, dated as of September 23, 2016, a tenth supplemental indenture, dated as of March 6, 2017, an eleventh supplemental indenture, dated as of May 8, 2020, and a twelfth supplemental indenture, dated as of November 29, 2022 (collectively, the “144A Indenture”), pursuant to which the Borrower has issued Senior Notes in multiple series;

(E)

The Borrower has entered into (i) that certain Indenture with The Bank of New York Mellon, as trustee, dated as of February 24, 2017, and (ii) two separate Indentures with The Bank of New York Mellon, as trustee (in its capacity as trustee under the 4(a)(2) Indentures (as hereinafter defined), the “4(a)(2) Indenture Trustee”), each dated as of December 15, 2021, one of which is supplemented by a first supplemental indenture, a second supplemental indenture, a third supplemental indenture and a fourth supplemental indenture, each dated as of December 15, 2021 (collectively, the “4(a)(2) Indentures” and, together with the 144A Indenture, the “Indentures”), pursuant to which the Borrower has issued Senior Notes in multiple series;

(F)

The Borrower, certain Subsidiaries of the Borrower, The Bank of Nova Scotia, as the senior facility agent (in such capacity, the “Senior Facility Agent”), the Common Security Trustee, and certain lenders and issuing banks from time to time party thereto have entered into that certain Senior Revolving Credit and Guaranty Agreement, dated as of June 23, 2023 (the “Working Capital Facility Agreement”);

(G)	The Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents; and

(H)

As a condition precedent to the effectiveness of the Working Capital Facility Agreement, the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, and the Intercreditor Agent have agreed to enter into this Agreement in order to amend and restate the Third Amended and Restated Common Terms Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except as otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in Schedule 1. To the extent such terms are defined by reference to other Financing Documents or Material Project Documents, for the purposes of this Agreement, such terms shall continue to have the definitions given to them on the Closing Date (but will be subject to, and interpreted in accordance with, the governing law of this Agreement) notwithstanding any termination, expiration or amendment (unless such amendment has been entered into with the written consent of the Required Secured Parties) of such agreements except to the extent the Parties agree to the contrary.

1.2	Interpretation

(a)	In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:

(i)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii)	references to “Sections”, “Schedules”, “Exhibits” and “Appendices” are references to sections of, and schedules, exhibits and appendices to, this Agreement;

(iii)	references to “assets” includes property, revenues and rights of every description (whether real, personal or mixed and whether tangible or intangible);

(iv)	references to an “amendment” includes a supplement, replacement, novation, restatement or re-enactment and “amended” is to be construed accordingly;

(v)

except where a document or agreement is expressly stated to be in the form “in effect” on a particular date in Section 1.1 (Definitions), references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth in the Financing Documents;

(vi)	references to any Party or party to any other document or agreement shall include its successors and permitted assigns;

(vii)	words importing the singular include the plural and vice versa;

(viii)	words importing the masculine include the feminine and vice versa;

(ix)	the words “include”, “includes” and “including” are not limiting;

(x)	references to “days” shall mean calendar days, unless the term “Business Days” shall be used;

(xi)	references to “months” shall mean calendar months and references to “years” shall mean calendar years; and

(xii)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York.

(b)

This Agreement and the other Financing Documents are the result of negotiations among, and have been reviewed by all parties thereto and their respective counsel. Accordingly, this Agreement and the other Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party thereto.

(c)

For the purposes of any Financing Document, “payment in full” or “paid in full” or “satisfied”, in each case, as used with respect to any Obligation means the receipt of cash equal to the full amount of such Obligation.

(d)

Unless a contrary intention appears, a term used in any Financing Document or in any notice given under or in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Agreement.

(e)

Any reference herein or any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a Person or entity).

1.3	UCC Terms

Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.4	Accounting and Financial Determinations

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;

provided, that, if the Borrower notifies the Common Security Trustee and each Secured Debt Holder Group Representative that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of, or calculation of compliance with, such provision (or if the Common Security Trustee and each Secured Debt Holder Group Representative, as the case may be, notifies the Borrower that the Required Secured Parties request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision has been amended in accordance herewith.

2.	SECURED DEBT

2.1	Additional Secured Debt

Subject to the provisions of this Section 2.1 (Additional Secured Debt), the Borrower may incur Additional Secured Debt, at its sole discretion, only if, prior to or on the date of incurrence thereof, the following conditions are satisfied or waived by the Required Secured Parties:

(a)

the conditions for the incurrence of such Indebtedness in the Secured Debt Instruments and related Financing Documents have been satisfied (or waived by the applicable Secured Parties) (as certified in writing by the Borrower in the Accession Agreement relating to such Secured Debt); and

(b)	the Secured Debt Holder Group Representative for the Additional Secured Debt shall have entered into an Accession Agreement in accordance with Section 2.2 (Accession Agreements).

Any Additional Secured Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

2.2	Accession Agreements

(a)	Each Secured Debt Holder Group Representative shall enter into an Accession Agreement substantially in the form set out in Part A of Schedule 2.2(a).

(b)	Each Secured Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part B of Schedule 2.2(a).

(c)	Each Secured Gas Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part C of Schedule 2.2(a).

(d)	Each Accession Agreement shall specify in Appendix A thereto:

(i)	the identity of the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable;

(ii)	the Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, subject thereof and the identity of the Holders thereof; and

(iii)	the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable.

(e)	Copies of such executed Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall be attached to the Accession Agreement as exhibits.

(f)

Upon receipt of the relevant Accession Agreement, the Intercreditor Agent (without further instruction) shall amend Schedule 2.2(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

2.3	Transfers and Holding of Obligations

(a)

The Secured Debt Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Secured Debt Holder as provided in the relevant Secured Debt Instrument. Any Person becoming a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall be and become a Secured Debt Holder for the purposes of this Agreement and each Person ceasing to be a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall cease to be a Secured Debt Holder for the purposes of this Agreement.

(b)

The Secured Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Holder of Secured Hedge Obligations as provided in the relevant Secured Hedge Instrument. Any Person becoming a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall be and become a Holder of Secured Hedge Obligations for the purposes of this Agreement and each Person ceasing to be a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall cease to be a Holder of Secured Hedge Obligations for the purposes of this Agreement.

(c)

The Secured Gas Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Gas Hedge Provider as provided in the relevant Secured Gas Hedge Instrument. Any Person acquiring a Secured Gas Hedge Instrument from time to time in accordance with such Secured Gas Hedge Instrument shall be and become a Gas Hedge Provider for the purposes of this

Agreement and each Person ceasing to be a Gas Hedge Provider from time to time in accordance with such Secured Gas Hedge Instrument shall cease to be a Gas Hedge Provider for the purposes of this Agreement.

(d)

Any Secured Debt Holder Group Representative may be replaced in accordance with the relevant Secured Debt Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Debt Holder Group Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement in the form of Schedule 2.3 or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party, and the Intercreditor Agent (without further instruction) shall amend Schedule 2.2(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

(e)

Any Secured Hedge Representative may be replaced in accordance with the relevant Secured Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement in the form of Schedule 2.3 or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.2(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Hedge Representative.

(f)

Any Secured Gas Hedge Representative may be replaced in accordance with the relevant Secured Gas Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Gas Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement in the form of Schedule 2.3 or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.2(f) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Gas Hedge Representative.

2.4	Changes to Secured Debt Obligations

The Borrower shall promptly provide to the Intercreditor Agent and to each Secured Debt Holder Group Representative copies of all material modifications to any Secured Debt Instrument; provided, that, such modifications shall only be made in accordance with terms and conditions set forth in the Intercreditor Agreement and the relevant Secured Debt Instrument.

2.5	Termination of Obligations

(a)

Upon the payment in full of all Obligations (and expiration or termination of all Senior Debt Commitments) arising under any Secured Debt Instrument (other than the Working Capital Facility Agreement), Secured Hedge Instrument or Secured Gas Hedge Instrument, as applicable, in accordance with the terms thereof (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties) and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any Senior Bonds, (other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full), the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall give notice thereof to the Common Security Trustee and the Intercreditor Agent, whereupon, without further action by any Person:

(i)	such Obligations shall no longer constitute Obligations secured by the Collateral and shall no longer be entitled to the benefits of this Agreement or any other Financing Document;

(ii)

the former Holders of such Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, shall no longer be Holders of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, under this Agreement or any other Financing Document and shall no longer have any rights or obligations under this Agreement or any other Financing Document except for those provisions that by their terms expressly survive termination;

(iii)

the related Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall no longer be Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, under this Agreement or any other Financing Document; and

(iv)

such Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall no longer be a Party or party to any other Financing Document, in such capacity.

(b)

On the Discharge Date, this Agreement and the security interests and rights created by or pursuant to this Agreement or any Security Document shall terminate, and the Secured Parties and their respective attorneys-in-fact shall, at the expense of the Borrower, promptly deliver UCC-3 termination statements and such instruments of satisfaction, discharge and release of security in respect of all Security as may be requested by the Borrower.

2.6	Right to Share in Security

Only the Secured Parties shall be entitled to benefit from the Security granted in the Collateral pursuant to the Security Documents, provided, that the Secured Debt Holder Group Representatives, Secured Hedge Representatives or Secured Gas Hedge Representatives, as applicable, representing such Secured Parties have signed the Accession Agreement in accordance with Section 2.2 (Accession Agreements).

2.7	Certain Rights and Obligations of Secured Parties

Unless all the Secured Parties agree otherwise:

(a)	the obligations of a Secured Party under the Finance Documents are several and not joint;

(b)	failure by a Secured Party to perform its obligations does not affect the obligations of any other party under the Financing Documents;

(c)	no Secured Party is responsible for the obligations of any other Secured Party under the Financing Documents;

(d)	the rights of a Secured Party under the Financing Documents are separate and independent rights;

(e)	a Secured Party may, except as otherwise stated in the Financing Documents, separately enforce those rights; and

(f)	a debt arising under the Financing Documents to a Secured Party is a separate and independent debt.

3.	REPAYMENT AND PREPAYMENTS

3.1	General Terms of Repayment

(a)	All payments (including any payment of interest or fees) due to each Secured Party shall be made in Dollars.

(b)

Except as otherwise provided therein, whenever any payment due under a Financing Document would otherwise fall due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day. Any such extension of time under this Section 3.1(b) (General Terms of Repayment) shall be included in the computation of interest or fees (as the case may be) on any such amount so due.

(c)

Unless expressly specified otherwise in any Secured Debt Instrument, all undrawn Senior Debt Commitments in respect of any Secured Debt shall be cancelled automatically at the close of business in New York, New York on the last day of the Availability Period; provided, that if such day is not a Business Day, the Availability Period shall terminate on the immediately preceding Business Day.

3.2	Voluntary Prepayment of Secured Debt

(a)

The Borrower shall have the right to prepay (including by way of legal defeasance of Senior Bonds to the extent permitted under the Indenture governing such Senior Bonds) all or any of the Secured Debt, in each case, to the extent permitted under the applicable Secured Debt Instrument.

(b)

With respect to each prepayment to be made pursuant to this Section 3.2 (Voluntary Prepayment of Secured Debt), on the date of such prepayment, the Borrower shall pay to the Secured Debt Holder Group Representatives for the account of the relevant Secured Parties the sum of the following amounts:

(i)	the principal (including any make whole amount required to be paid under the terms of the applicable Secured Debt Instrument) of, and accrued but unpaid interest on, the Secured Debt to be prepaid;

(ii)	any additional amounts required to be paid due to funding losses as required under each Secured Debt Instrument; and

(iii)

except for amounts to be paid to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents.

Payments of principal of the Secured Debt will be applied as specified in the applicable Secured Debt Instrument.

3.3	Voluntary Cancellation of Secured Debt

The Borrower shall have the right to cancel any outstanding commitments of the Secured Debt Holders under the Secured Debt Instruments in accordance with the terms set forth in the applicable Secured Debt Instrument.

3.4	Mandatory Prepayment of Secured Debt

(a)

In addition to scheduled principal repayments, the Borrower shall make any mandatory payments required to be made under the applicable Senior Debt Instrument (to be effected in each case in the manner specified in Section 3.4(b)) (Mandatory Prepayment of Secured Debt).

(b)

Each prepayment to be made pursuant to this Section 3.4 (Mandatory Prepayment of Secured Debt) shall be (i) applied pro rata to Secured Debt that is entitled to a prepayment under the Secured Debt Instrument relating to such Secured Debt, (ii) paid to the Secured Debt Holder Group Representative(s) representing the Secured Debt referenced in the foregoing clause (i) and (iii) applied for the account of the relevant Secured Parties as specified in the applicable Senior Debt Instrument(s).

3.5	Termination of Interest Rate Protection Agreement in Connection with Any Prepayment

In connection with a voluntary or mandatory prepayment of the Secured Debt made by the Borrower pursuant to the provisions of Sections 3.2 (Voluntary Prepayment of Secured Debt) or 3.4 (Mandatory Prepayment of Secured Debt) and/or in connection with any other circumstance, the Borrower may terminate or, to the extent permitted by the applicable Interest Rate Protection Agreement transfer or novate, a portion of the Interest Rate Protection Agreements in a manner in accordance with the Financing Documents and Interest Rate Protection Agreements.

4.	[Reserved]

5.	MISCELLANEOUS PROVISIONS

5.1	Amendments

This Agreement may not be amended or waived unless such amendment or waiver is in writing signed by the Loan Parties, the Intercreditor Agent, the Common Security Trustee and each requisite Secured Debt Holder Group Representative, Secured Hedge Representative and Secured Gas Hedge Representative whose vote is required with respect to such amendment or waiver pursuant to the terms of the Intercreditor Agreement.

5.2	Entire Agreement

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the terms of any Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, the terms of the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall prevail. Notwithstanding anything to the contrary herein or in the Accounts Agreement, in the case of any inconsistency between Section 5.17 (Subsidiaries) of this Agreement and Section 7.14 (Subsidiaries) of the Accounts Agreement, Section 5.17 (Subsidiaries) of this Agreement shall govern.

5.3	Applicable Law; Jurisdiction

(a)

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)

SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)

WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 5.3(b) (SUBMISSION TO JURISDICTION). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

Service of Process. Each Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 5.10 (Notices and Other Communications).

(e)

Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Loan Party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 5.3(e) (Immunity) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f)

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3(f) (WAIVER OF JURY TRIAL).

5.4	Assignments

Assignments of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations shall be in accordance with and subject to the provisions of the applicable Secured Debt Instrument, Secured Hedge Instrument or Secured Gas Hedge Instrument.

5.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of each Party, and its respective successors and permitted assigns. Except as expressly permitted by any Financing Document, no Party may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Financing Document.

5.6	Costs and Expenses

The Borrower shall pay (a) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 5.6 (Costs and Expenses), including in connection with any workout, restructuring or negotiations in respect of the Obligations; provided, that the provisions of this Section 5.6 (Costs and Expenses) shall not supersede Section 2.16 (Increased Costs) and Section 2.18 (Taxes) of the Working Capital Facility Agreement and similar provisions of any other Secured Debt Instrument. Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

5.7	Counterparts; Effectiveness

This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the each of the Parties and when the Common Security Trustee has received counterparts hereof that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

5.8	No Waiver; Cumulative Remedies.

No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

5.9	Indemnification by Borrower

(a)

The Borrower hereby agrees to indemnify each Secured Party and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of:

(i)

the execution or delivery of this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii)

any Senior Debt or the use or proposed use of the proceeds therefrom (including any refusal by any Holder of Senior Debt to honor any demand for payment under any Senior Debt Instrument, as applicable, if the documents presented in connection with such demand do not strictly comply with the terms the applicable Senior Debt Instrument);

(iii)

any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that can reasonably result in an Environmental Claim on or from the Project or any property owned or operated by any Loan Party, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or any Loan Party, except for Releases of Hazardous Materials that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(iv)

any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(v)

any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by any Loan Party, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Holder of Senior Debt or Affiliates or Related Parties thereof;

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the (i) bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) the material breach of such Indemnitee of its express obligations under the Financing Documents by such Indemnitee in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee (in each case, other than any dispute involving claims against the Intercreditor Agent or against an Indemnitee in its capacity as a Joint Lead Arranger, Joint Lead Bookrunner, agent or similar role hereunder, unless such claims arise from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) the material breach of such Indemnitee of its express obligations under the Financing Documents by such Indemnitee in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein (in each case, to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or (B) the material breach of such Indemnitee of its express obligations under the Financing Documents by such Indemnitee in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein)), which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b)

To the extent that the Borrower for any reason fails to pay in full any amount required under Section 5.6 (Costs and Expenses) or Section 5.9(a) (Indemnification by Borrower) above to be paid by it to the Intercreditor Agent or any Related Party thereof or the Common Security Trustee or any Related Party thereof, each Secured Debt Holder severally agrees to pay to the Intercreditor Agent, the Common Security Trustee, or such Related Party, as the case may be, such Secured Debt Holder’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Intercreditor Agent, the Common Security Trustee or the applicable Related Party, in its capacity as such. The obligations of the Secured Debt Holders to make payments pursuant to this Section 5.9(b) (Indemnification by Borrower) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Secured Debt Holder to make payments on any date required hereunder shall not relieve any other Secured Debt Holder of its corresponding obligation to do so on such date, and no Secured Debt Holder shall be responsible for the failure of any other Secured Debt Holder to do so.

(c)	All amounts due under this Section 5.9 (Indemnification by Borrower) shall be payable not later than thirty (30) days after demand therefor.

(d)

The provisions of this Section 5.9 (Indemnification by Borrower) shall not supersede Section 2.16 (Increased Costs) and Section 2.18 (Taxes) of the Working Capital Facility Agreement and similar provisions of any other Secured Debt Instrument.

5.10	Notices and Other Communication

(a)

Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given under or in connection with this Agreement shall be given in writing and will be deemed duly given when:

(i)	personally delivered;

(ii)	sent by facsimile transmission (with transmittal confirmation or acknowledgment of receipt, whether written or oral);

(iii)	except with respect to any notice of Default or Event of Default, sent by electronic mail (with electronic confirmation of receipt); or

(iv)	five (5) days have elapsed after mailing by certified or registered mail, postage pre-paid, return receipt requested,

in each case addressed to a Person at its address, e-mail address, or facsimile transmission number as indicated in Schedule 5.10 or to such other address, e-mail address, or facsimile transmission number of which such Person has given notice (including, with respect to any Person acceding to this Agreement under an Accession Agreement those set out for such Person therein). Each of the Loan Parties, the Common Security Trustee, the Intercreditor Agent, any Secured Debt Holder Group Representative, any Secured Gas Hedge Representative and any Secured Hedge Representative may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Secured Debt Holder may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Common Security Trustee, the Intercreditor Agent, each Secured Debt Holder Group Representative, each Secured Gas Hedge Representative and each Secured Hedge Representative.

(b)

Any notice to be given by or on behalf of the Borrower to any Secured Debt Holder may be sent to the Secured Debt Holder Group Representative that represents such Secured Debt Holder. Any notice to be given by or on behalf of the Borrower to any Holder of Secured Hedge Obligations may be sent to the Secured Hedge Representative that represents such Holder of Secured Hedge Obligations. Any notice to be given by or on behalf of the Borrower to any Gas Hedge Provider may be sent to the Secured Gas Hedge Representative that represents such Gas Hedge Provider.

(c)

The Common Security Trustee and the Intercreditor Agent shall promptly forward to each Secured Debt Holder Group Representative and the Common Security Trustee and Intercreditor Agent (other than itself or any Person from whom it received, or which it is aware has received, any such notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document) copies of any notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document that it receives from any other Person under or in connection with this Agreement or any other Financing Document.

(d)	Each Secured Debt Holder Group Representative shall send a copy of any notice given under this Agreement to each other Secured Debt Holder Group Representative.

(e)

The Borrower hereby agrees that it will provide to the Common Security Trustee all information, documents and other materials that it is obligated to furnish to the Common Security Trustee pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Secured Gas Hedge Instruments, (ii) relates to the incurrence of Indebtedness, (iii) relates to the payment of any principal or other amount due under any Secured

Debt Instrument or Secured Hedge Instrument prior to the scheduled date therefor or (iv) provides notice of any Default or Event of Default (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Common Security Trustee at the email addresses specified in Schedule 5.10.

5.11	Severability

If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.12	Survival

Notwithstanding anything in this Agreement to the contrary, Section 5.6 (Costs and Expenses), and Section 5.9 (Indemnification by Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by each of the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of the borrowing made pursuant to the Senior Debt Instruments, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Senior Debt or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

5.13	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Government Rule, no Party shall assert, and each Party hereby waives, any claim against any other Party or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Party or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

5.14	Reinstatement

This Agreement and the obligations of the Loan Parties hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Loan Parties or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Secured Parties on demand all of its reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such Party in connection with such rescission or restoration.

5.15	Treatment of Certain Information; Confidentiality

The Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts, agents and advisors and to other Persons authorized by the Common Security Trustee, such Secured Debt Holder Group Representative, such Secured Hedge Representative or such Secured Gas Hedge Representative, as applicable, to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 5.15 (Treatment of Certain Information; Confidentiality) who need to know such Information and on a confidential basis (provided that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential), (b) disclosures of such Information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Advances or any participations therein, by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations under the Advances or any potential providers of credit protection, in each case, who are advised of the confidential nature of such Information, (c) disclosure to any rating agency on a confidential basis; provided that such Information is supplied to such rating agency after consultation with the Senior Facility Agent, (d) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances, (e) disclosures in connection with the exercise of any remedies hereunder or under any other Financing Document, (f) disclosures to the extent that such Information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, (g) disclosures received by a Person on a non-confidential basis from a source (other than the disclosing party or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation, (h) disclosures to the extent that such Information was already in the disclosing party’s possession or is independently developed by the disclosing party, (i) with respect to the Joint Lead Arrangers under the Working Capital Facility Agreement only, disclosures for purposes of establishing a “due diligence” defense, (j) disclosures to market data collectors and similar services providers in the lending industry, and service providers to the Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative in connection with the administration and management of the Obligations, (k) disclosures required or requested by any court, administrative or governmental agency, body, committee or representative thereof or by the NAIC or pursuant to applicable law or legal, administrative or judicial process, or pursuant to a subpoena or order issued by a court of competent jurisdiction, in which case such Person agrees to inform Borrower promptly thereof to the extent permitted by applicable law, (l) disclosures upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, and (m) disclosures permitted in accordance with the terms of any Secured Debt Instrument. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Financing Documents and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any Information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include Information relating to the identity of any of the parties hereto or any of their respective Affiliates. For the purposes of this Section 5.15 (Treatment of Certain Information; Confidentiality), “Information” means written information that is furnished by or on behalf of the Loan Parties, the Sponsor or any of their Affiliates to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative pursuant to or in connection with any Financing Document, relating to the assets and business of the Loan Parties, the Sponsor or any of their Affiliates but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative of its obligations hereunder, (ii) is or becomes available to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative from a source other than the Loan Parties, the Sponsor or any of their Affiliates that is not, to the knowledge of the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, acting in violation of a confidentiality obligation with the Loan Parties, the Sponsor or any of their Affiliates or (iii) is independently compiled by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, as evidenced by their records, without the use of the Information. Any

Person required to maintain the confidentiality of Information as provided in this Section 5.15 (Treatment of Certain Information; Confidentiality) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, to the extent the Borrower has a registration statement with respect to any Senior Debt declared effective, the foregoing provision shall not be applicable to the Secured Debt Holder Group Representative for any holder of Senior Debt subject to such registration statement.

5.16	No Recourse

(a)

Each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties and the Pledgor under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and the Pledgor and shall be satisfied solely from the Security and the assets of the Loan Parties and the Pledgor and shall not constitute a debt or obligation of the Sponsor or its respective Affiliates (other than the Loan Parties and the Pledgor) or Blackstone or any of its respective Affiliates (other than the Loan Parties and the Pledgor), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Pledgor, the Sponsor, Blackstone and their respective Affiliates (collectively (but excluding the Loan Parties and the Pledgor), the “Non-Recourse Parties”).

(b)

Each Secured Party that is a party hereto acknowledges and agrees that the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties and the Pledgor under this Agreement or the other Financing Documents.

(c)

The acknowledgments, agreements and waivers set out in this Section 5.16 (No Recourse) shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties and the Pledgor;

provided, however, that:

(i)

the foregoing provisions of this Section 5.16 (No Recourse) shall not constitute a waiver, release or discharge of the Loan Parties for any of the Indebtedness or Obligations of the Loan Parties under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document, and the same shall continue until fully and paid, discharged, observed or performed;

(ii)

the foregoing provisions of this Section 5.16 (No Recourse) shall not limit or restrict the right of any Secured Party to name any Loan Party or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any Property other than the Property of the Borrower or the Collateral;

(iii)

the foregoing provisions of this Section 5.16 (No Recourse) shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Cash Flows or any other earnings, revenues, rents, issues, profits or proceeds from or of the Loan Parties, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Common Security Trustee (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document; and

(iv)

nothing contained herein shall limit the liability of any Person who is a party to any Transaction Document under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.

The limitations on recourse set forth in this Section 5.16 (No Recourse) shall survive the Discharge Date.

5.17	Subsidiaries.

In the event that any Person becomes a Subsidiary of the Borrower (other than any Excluded Subsidiary) after the Closing Date, (a) such Subsidiary shall be deemed a Restricted Subsidiary and (b) the Borrower shall promptly cause such Restricted Subsidiary to execute and deliver to the Common Security Trustee a joinder to this Agreement, the Security Agreement and Accounts Agreement in the form attached hereto as Exhibit A.

5.18	Fourth Amendment and Restatement.

This Agreement amends, restates and supersedes the Third Amended and Restated Common Terms Agreement in its entirety.

5.19	Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Common Security Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

6.	Separateness

The Borrower shall comply at all times with the separateness provisions set forth on Schedule 6.1.

7.	[Reserved]

8.	[Reserved]

9.	Events of Default for Secured Debt

Each of the following events or occurrences set forth in this Section 9 (Events of Default for Secured Debt) shall be an Event of Default in respect of all Secured Debt other than (i) Senior Bonds and (ii) other Senior Debt if and to the extent provided in the Senior Debt Instrument governing such Senior Debt.

9.1	Non-Payment of Scheduled Payments

The Borrower shall (i) default in the payment when due of any principal of any Secured Debt; unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, or (ii) default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by it under this Agreement, any Secured Debt Instrument, any Secured Hedge Instrument or any other Financing Document and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default.

9.2	[Reserved]

9.3	[Reserved]

9.4	[Reserved]

9.5	[Reserved]

9.6	[Reserved]

9.7	Bankruptcy; Insolvency

A Bankruptcy shall occur with respect to (i) any Loan Party, (ii) the Pledgor, or (iii) SPLNG; provided that, no Event of Default shall occur under this Section 9.7 (Bankruptcy; Insolvency) in respect of any one or more Restricted Subsidiaries (i) together holding assets not exceeding 10.0% of the Consolidated Total Assets and (ii) the relief sought with respect to any or all such Restricted Subsidiaries would not materially and adversely affect the Borrower’s ability to repay its Obligations under any Financing Document.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SABINE PASS LIQUEFACTION, LLC as Borrower

By	/s/ Matthew Healey
Name: Matthew Healey
Title: Vice President, Finance and Treasury

SIGNATURE PAGE TO THE 4TH A&R COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the Effective Date.

SOCIÉTÉ GÉNÉRALE, as Common Security Trustee and the Intercreditor Agent

By	/s/ Eric Kim
Name: Eric Kim
Title: Managing Director

SIGNATURE PAGE TO THE 4TH A&R COMMON TERMS AGREEMENT

THE BANK OF NEW YORK MELLON, as 4(a)(2) Indenture Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

THE BANK OF NEW YORK MELLON, as 144A Indenture Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

SIGNATURE PAGE TO THE 4TH A&R COMMON TERMS AGREEMENT

SCHEDULE 1 TO COMMON TERMS AGREEMENT

DEFINITIONS

“144A Indenture” has the meaning set forth in the Recitals to the Common Terms Agreement.

“144A Indenture Trustee” has the meaning set forth in the Recitals to the Common Terms Agreement.

“2018 Kinder Morgan Precedent Agreement” means the Precedent Agreement, dated as of October 31, 2018, between Kinder Morgan Louisiana Pipeline LLC and the Borrower.

“4(a)(2) Indenture Trustee” has the meaning set forth in the Recitals to the Common Terms Agreement.

“4(a)(2) Indentures” has the meaning set forth in the Recitals to the Common Terms Agreement.

“Accession Agreement” means an accession agreement entered into (or to be entered into) by any acceding Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, substantially in the form required by Section 2.2 (Accession Agreements) as well as any accession agreement entered into by a Secured Debt Holder Group Representative on the Closing Date.

“Account Collateral” means the Accounts subject to the security interests granted under the Accounts Agreement.

“Accounts” has the meaning given to it in the Accounts Agreement.

“Accounts Agreement” means the Third Amended and Restated Accounts Agreement, dated as of March 19, 2020, among the Loan Parties, the Common Security Trustee and the Accounts Bank.

“Accounts Bank” means Citibank, N.A., or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which any Loan Party becomes a party after the Closing Date that:

(a)    replaces or substitutes for an existing Material Project Document; or

(b)    (i) contains obligations and liabilities that are in excess of $250,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven (7) years;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Secured Debt” means any of (a) the Secured Expansion Debt, (b) the Secured Replacement Debt, (c) the Secured Senior Notes, and (d) the Secured Working Capital Debt.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer, manager or employee of any Person and (b) any Facility Agent, the Common Security Trustee or any Secured Debt Holder.

“Agreement” has the meaning provided in the Preamble to the Common Terms Agreement.

“Alberta Xpress Project Precedent Agreement” means the Precedent Agreement, dated as of February 13, 2020, between ANR Pipeline Company and the Borrower.

“Asset Sale” has the meaning assigned to such term in the Indentures as in effect on the date hereof (with all terms referenced in such term also as in effect on the date hereof).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other named officer of such Person (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership).

“Availability Period” (and correlative terms) has the meaning provided in the relevant Secured Debt Instrument.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)    such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b)    a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days;

(c)    a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 120 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 120 days (whether or not consecutive);

(d)    such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)    such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f)    such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g)    an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Basis Swap” means a commodity derivative contract that is cash-settled based on the difference between: (1) the price of natural gas at one particular pricing point and (2) the price of natural gas at a different delivery location or pricing point.

“BG” means BG Gulf Coast LNG, LLC.

“BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between the Borrower and BG.

“Blackstone” means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership, and/or Blackstone CQP Holdco LP, a Delaware limited partnership, as the context may require.

“Borrower” has the meaning provided in the Preamble to the Common Terms Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided that, when used in connection with a Term SOFR Loan (as defined in the Working Capital Facility Agreement) (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day (as defined in the Working Capital Facility Agreement).

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Financing Documents or otherwise obtained with respect to any Loan Party or the Project insuring such Loan Party against business interruption or delayed start-up.

“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with the definition of “Finance Lease” in the Working Capital Facility Agreement, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for purposes of this Agreement and the other Financing Documents, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with the definition of “Finance Lease” in the Working Capital Facility Agreement.

“Capital Stock” means:

(a)    in the case of a corporation, corporate stock;

(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Flow” means, for any period, the sum (without duplication) of the following:

(a)    all cash paid to any Loan Party during such period in connection with the ownership or operation of the Project;

(b)    all interest and investment earnings paid to any Loan Party or accrued during such period;

(c)    all cash paid to any Loan Party during such period as Business Interruption Insurance Proceeds; and

(d)    all cash paid to any Loan Party during the applicable period from any direct or indirect owner of any Loan Party by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by a Loan Party (other than pursuant to clause (d) above); Net Loss Proceeds; Net Cash Proceeds other than the sale of capacity and other commercial products in the ordinary course of business, and tax refunds.

“Centrica” means Centrica plc.

“Centrica FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated March 22, 2013, between the Borrower and Centrica, as assigned to Centrica LNG Company.

“Closing Date” means June 23, 2023.

“CMI” means Cheniere Marketing LLC.

“CMI LNG Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, as amended by the Letter Agreement, dated as of December 8, 2016 and Amendment No. 1, dated May 3, 2019, between the Borrower and CMI, as assigned to Cheniere Marketing International LLP.

“Collateral” means, without duplication:

(a) the Collateral (as defined in the Security Agreement);

(b) the Collateral (as defined in the Pledge Agreement);

(c) the Account Collateral; and

(d) all other real and personal property which is subject, from time to time, to the security interests or liens granted by the Security Documents.

“Columbia Gulf Precedent Agreement” means the Amended and Restated Precedent Agreement, dated as of April 19, 2019, between Columbia Gulf Transmission, LLC and the Borrower.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Common Terms Agreement” means the Fourth Amended and Restated Common Terms Agreement, dated as of June 23, 2023, among the Loan Parties, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent. For the avoidance of doubt, any reference to the Common Terms Agreement in any Security Document shall be deemed to be a reference to this Agreement.

“Communications” has the meaning provided in Section 5.10(e) (Notices and Other Communication).

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips License Agreements” means, collectively, the Stage 1 ConocoPhillips License Agreement, the Stage 2 ConocoPhillips License Agreement, the Stage 3 ConocoPhillips License Agreement and the Stage 4 ConocoPhillips License Agreement.

“Consents” means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents and each other consent to collateral assignment entered into by any Loan Party, in each case by and among the applicable Loan Party, the Common Security Trustee and the Persons identified therein, and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Construction Account” has the meaning assigned to such term in the Accounts Agreement.

“Consultants” means the Independent Engineer, the Insurance Advisor and the Market Consultant.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

“Cooperation Agreement” means the Amended and Restated Cooperation Agreement, dated as of June 30, 2015, and amended May 29, 2019, between the Borrower and SPLNG.

“Creole Trail Pipeline Service Agreement” means the Service Agreement, dated as of March 11, 2015, between the Borrower and Cheniere Creole Trail Pipeline, L.P.

“Creole Trail Pipeline Transportation Agreement” means the Firm Transportation Agreement, dated as of March 11, 2015, between the Borrower and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement.

“Default” means an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent the Borrower has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. All references to Development shall include the Train 6 Development. “Develop” and “Developed” shall have the correlative meanings.

“Discharge Date” means the date on which:

(a) the Common Security Trustee, the Senior Facility Agent and the Secured Debt Holders shall have received final payment in full in cash of all of the Obligations and all other amounts owing to the Senior Facility Agent, the Common Security Trustee, the Secured Debt Holders and the other Secured Parties under the Financing Documents other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any (i) Senior Bonds, other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full (except Obligations subject to the Borrower’s option under the succeeding clause (ii)) and (ii) Working Capital Debt, other than Obligations payable in respect of Working Capital Debt if the amounts payable in respect of all other Obligations have been so paid in full (except Obligations subject to the Borrower’s option under the preceding clause (i));

(b) the Senior Debt Commitments shall have terminated, expired or been reduced to zero Dollars ($0); and

(c) each Permitted Hedging Agreement that would constitute an Obligation shall have terminated or expired.

“Distribution Account” has the meaning assigned to such term in the Accounts Agreement.

“DOE/FE” means the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

“Dollars” and “$” means lawful money of the United States.

“Environmental Affiliate” means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Government Rule.

“Environmental Claim” means any notice, claim, demand, administrative, regulatory or judicial action, suit, judgment or other written communication (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” shall include any claim by any person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation, use or protection of the environment, coastal resources, protected plant and animal species, navigation, human health and safety or to Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc.

“EPC Contracts” means, collectively, the Stage 2 EPC Contract, the Stage 3 EPC Contract and the Stage 4 EPC Contract.

“EQT Natural Gas Sale and Purchase Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of December 1, 2013, between EQT Energy, LLC and the Borrower, as supplemented by Transaction Confirmation #61234, dated as of January 16, 2014, Transaction Confirmation #61225, dated as of January 16, 2014 and Transaction Confirmation #65185, dated as of April 15, 2014, each executed between EQT Energy, LLC and the Borrower.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Event of Default” means an “Event of Default” under any Senior Debt Instrument.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the pipeline necessary to supply gas to the Project or the Project, any Equity Interests in the Borrower or any other part of the Collateral.

“Excluded Subsidiary” has the meaning given to it in the Working Capital Facility Agreement.

“Expansion Debt” means additional senior secured or unsecured Indebtedness to finance the development of the Project, including additional liquefaction trains, pipelines, tanks, berths and any associated infrastructure and facilities, and to be incurred after the Closing Date.

“Facility Debt” means any Working Capital Debt that is secured by a Secured Debt Instrument, including the Working Capital Facility Agreement.

“Fee Letter” has the meaning given to it in the Working Capital Facility Agreement.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Financing Documents” means each of:

(a)    the Common Terms Agreement;

(b)    the Indentures;

(c)    the Working Capital Facility Agreement;

(d)    each other Secured Debt Instrument;

(e)    each of the Security Documents;

(f)    the Security Agency Agreement;

(g)    the Intercreditor Agreement;

(h)    the Permitted Hedging Agreements;

(i)    the Fee Letters; and

(j)    each other document designated as a Financing Document by the Borrower and each Secured Debt Holder Group Representative.

“First of Month Index” means a price which represents the most commonly traded fixed price at a major trading point and as published by Inside FERC Gas Market Report (“IFERC” or any successor publication widely used to establish index pricing in the U.S. natural gas trading market).

“Fitch” means Fitch Ratings, Ltd.

“Fixed-Float Futures Swap” means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay a floating price equal to the final settlement price of the Futures Contract settlement prices. The Fixed-Float Futures Swap shall be settled financially, via exchange of cash payment at the expiration of the underlying Futures Contract, rather than physically.

“FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, the Petronas FOB Sale and Purchase Agreement, the Vitol FOB Sale and Purchase Agreement, and any Qualified FOB Sale and Purchase Agreements.

“Force Majeure” has the meaning assigned to the term “Force Majeure” in each FOB Sale and Purchase Agreement.

“Fundamental Government Approvals” means the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(a) of the Third Amended and Restated Common Terms Agreement, and, when obtained, the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6 (b) of the Third Amended and Restated Common Terms Agreement.

“Futures Contract” means a contract which entitles the buyer of the contract to claim physical delivery of natural gas from the seller at a specified contract delivery point at a specified date in the future and entitles the seller to deliver the physical commodity to the buyer under the same conditions. The price between the buyer and the seller shall be transacted at the price of final settlement on a monthly basis.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAIL” means GAIL (India) Limited.

“GAIL FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement, dated as of December 11, 2011, between the Borrower and GAIL, as amended by that certain Amendment No. 1 of LNG Sale and Purchase Agreement, dated February 18, 2013.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Gas Hedge Provider” means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Gas Hedge Termination Value” means the amount of any termination payment owed by the Borrower to a Gas Hedge Provider under a Secured Gas Hedge Instrument, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge Instrument, in either case upon the termination of the Secured Gas Hedge Instrument or such other Gas hedge agreement that is not a Secured Gas Hedge Instrument as a result of a party’s default thereunder.

“GE Contractual Service Agreement” means the Contractual Service Agreement, dated as of December 18, 2014, as amended by Amendment No. 1, dated as of February 29, 2016 and Amendment No. 2, dated as of June 10, 2019, between the Borrower and GE Oil & Gas, Inc.

“GN” means Gas Natural Aprovisionamientos SDG S.A.

“GN FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between the Borrower and GN, as amended by that certain Amendment No. 1 to the LNG Sale and Purchase Agreement (FOB), dated as of April 3, 2013 and that certain Letter Agreement, dated as of January 12, 2017, as assigned to Gas Natural Fenosa LNG GOM, Limited.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hazardous Material” means:

(a) any petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs);

(b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law; and

(c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Law.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement evidencing an interest rate swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, forward contract, derivative transaction, or other similar agreement.

“Holders” of Senior Debt shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders, or owners of the Senior Debt governed thereby.

“Indebtedness” of any Person means without duplication:

(a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others;

(h) all Capital Lease Obligations of such Person;

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j) all obligations of such Person in respect of any Hedging Agreement;

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning assigned to such term in Section 5.9 (Indemnification by Borrower).

“Indentures” has the meaning given to it in the Recitals to this Agreement.

“Independent Engineer” means Lummus Consultants LLC and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Index Swap” means a contract which entitles the buyer of the contract to pay one index price (e.g. First of Month Index) and entitles the seller to pay a different index price (e.g. the daily average). The index swap is settled financially via exchange of cash payment at the expiration of the underlying Futures Contract.

“Initial Quarterly Payment Date” means the first March 31, June 30, September 30 or December 31 to occur at least three (3) calendar months following the Project Completion Date.

“Insurance Advisor” means Aon Risk Services Southwest, Inc. and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Financing Documents or otherwise obtained with respect to any Loan Party or the Project that are paid or payable to or for the account of such Loan Party as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Intercreditor Agent” means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015, among the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent.

“Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between the Borrower and a Qualified Counterparty.

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered into pursuant to Section 18.4 of each of the EPC Contracts.

“Investment Grade” means two long-term unsecured credit ratings that are equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch, or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“KMLP Pipeline Transportation Agreement” means the Transportation Rate Schedule FTS Agreement, dated December 8, 2017, by and between Kinder Morgan Louisiana Pipeline Company LLC and SPL.

“KoGas” means Korea Gas Corporation.

“KoGas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement, dated as of January 30, 2012, between the Borrower and KoGas, as amended by that certain Amendment No. 1 of LNG Sale and Purchase Agreement, dated February 18, 2013.

“Lease Agreements” means:

(a) that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated December 5, 2011; and

(b) that certain Amended and Restated Lease Agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated June 21, 2019 but effective as of November 1, 2011, both as may be amended or supplemented from time to time.

“Lien” means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Party” has the meaning provided in the Preamble to the Common Terms Agreement.

“Majority Aggregate Secured Credit Facilities Debt Participants” has the meaning given to it in the Intercreditor Agreement.

“Management Services Agreement” means the Management Services Agreement, dated as of May 14, 2012, between the Borrower and the Manager.

“Manager” means Cheniere LNG Terminals, LLC (f/k/a Cheniere LNG Terminals, Inc.), a Delaware limited liability company.

“Market Consultant” means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of any Loan Party or the Project, (b) the ability of any Loan Party to perform its material obligations under any Financing Document to which it is a party, (c) the validity and enforceability of any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (d) the security interests of the Secured Parties.

“Material Project Documents” means:

(a)    the EPC Contracts and related parent guarantees;

(b)    the FOB Sale and Purchase Agreements and related parent guarantees;

(c)    the Management Services Agreement;

(d)    the O&M Agreement;

(e)    the Sabine Pass TUA;

(f)    the Pipeline Transportation Agreements;

(g)    the Terminal Use Rights Assignment and Agreement;

(h)    the Cooperation Agreement;

(i)    the Real Property Documents;

(j)    the Precedent Agreements;

(k)    the ConocoPhillips License Agreements;

(l)    The Total TUA Assignment Agreements;

(m)    the Water Agreement;

(n)    the CMI LNG Sale and Purchase Agreement;

(o)    the EQT Natural Gas Sale and Purchase Agreement;

(p)    the GE Contractual Service Agreement;

(q)    the Creole Trail Pipeline Service Agreement;

(r)    any Additional Material Project Document; and

(s)    any agreement replacing or in substitution of any of the foregoing.

Notwithstanding the foregoing, any agreement will cease to be a Material Project Document once all material obligations (other than contingent indemnification obligations for which a claim has not been asserted) of each party thereto thereunder have been indefeasibly performed and paid in full and contractual warranty periods thereunder have expired.

“Material Project Party” means each party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” has the meaning ascribed to such term in the Mortgages.

“Mortgages” means (i) the Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee, (ii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from the Borrower to the Common Security Trustee and (iii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, effective as of June 19, 2019, from the Borrower to the Common Security Trustee.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, Taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Loss Proceeds” means Insurance Proceeds, Condemnation Proceeds and all Performance Liquidated Damages.

“NGPL Pipeline Transportation Agreements” means (i) the Transportation Rate Schedule FTS Agreement, dated October 29, 2012, between Natural Gas Pipeline Company of America LLC and the Borrower, as amended by that certain Transportation Rate Schedule FTS Amendment No. 1, dated June 18, 2013 and (ii) Transportation Rate Schedule FTS Agreement, dated June 18, 2013, between Natural Gas Pipeline Company of America LLC and the Borrower.

“Non-Recourse Party” has the meaning provided in Section 5.16(a) (No Recourse).

“Notes” means the promissory notes issued by the Borrower evidencing the Advances, including the Promissory Notes (as defined in the Working Capital Facility Agreement) as they may be amended, restated, supplemented or otherwise modified from time to time.

“NYMEX” means the New York Mercantile Exchange, a wholly owned subsidiary of the Chicago Mercantile Exchange.

“NYMEX Natural Gas Futures Contract” means the Futures Contract for natural gas on NYMEX, which is used for the physical receipt and/or delivery of gas at the Henry Hub located in Erath, Louisiana.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, the Borrower and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC, as amended by that certain Assignment and Assumption Agreement, dated as of November 20, 2013, between the Operator and Cheniere Energy Partners GP, LLC.

“Obligations” means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party or the Pledgor under any Transaction Document), debts, liabilities, Indebtedness and obligations of the Loan Parties, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any insolvency or liquidation proceeding naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrower hereunder or thereunder.

“Operating Account” means the Operating Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Operating Budget” means a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Borrower and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to this Agreement:

(a)    for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b)    expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c)    insurance costs payable during such period; plus

(d)    applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period; plus

(e)    franchise taxes payable by the Borrower during such period; plus

(f)    property taxes payable by the Borrower during such period; plus

(g)    any other direct taxes (if any) payable by the Borrower to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h)    costs and fees attendant to the obtaining and maintaining in effect the Governmental Approvals payable during such period; plus

(i)    legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j)    Permitted Capital Expenditures contemplated by then-effective Operating Budget;

(k)     the cost of purchase and transportation (including storage) of natural gas consumed for LNG production; plus

(l)    all other cash expenses payable by the Borrower in the ordinary course of business.

Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any restoration during such period.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any of the Secured Parties in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere Energy Investments, LLC, or such other Person from time to time party to the O&M Agreement as ‘Operator’.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Parties” and “Party” have the meaning set forth in the Preamble to the Common Terms Agreement.

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Date” means (a) each Quarterly Payment Date, and (b) with respect to other Secured Debt Instruments, the meaning provided therein.

“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.

“Permitted Hedging Agreement” means any:

(a)    Interest Rate Protection Agreements; and

(b)    gas hedging contracts in an amount and for a period not to exceed the amount reasonably required by the Borrower to comply with its obligations under the Facility LNG Sale and Purchase Agreements (as defined in the Indentures) and its other contractual obligations.

“Permitted Liens” means the Liens permitted to be incurred by the Borrower and its Subsidiaries pursuant to the terms of the Financing Documents.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Petronas” means Petronas LNG Ltd.

“Petronas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 18, 2018, as amended by that certain Amendment No. 1, dated May 7, 2019, between the Borrower and Petronas.

“Pipeline Transportation Agreements” means, collectively, the Creole Trail Pipeline Transportation Agreement, the NGPL Pipeline Transportation Agreements, the Transco Pipeline Transportation Agreement, and the KMLP Pipeline Transportation Agreements.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of June 30, 2015, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in the Borrower.

“Pledgor” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Precedent Agreements” means, collectively, the 2018 Kinder Morgan Precedent Agreement, the Alberta Xpress Project Precedent Agreement and the Columbia Gulf Precedent Agreement.

“Project” means the natural gas liquefaction facility located in Cameron Parish, Louisiana owned and operated by the Borrower for the production of LNG and other Services.

“Project Completion Date” means the earlier of (x) Substantial Completion (as defined in the Stage 4 EPC Contract) of Train 6 and (y) April 16, 2023.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred with respect to the Project, including working capital (provided that Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion).

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“Qualified Counterparty” means:

(a)    as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b)    as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s (or, if any of such entities cease to provide such ratings, the equivalent credit rating from any other Rating Agency).

“Qualified FOB Sale and Purchase Agreements” means an LNG sale and purchase agreement entered into with an Investment Grade buyer for a Qualifying Term for delivery of LNG on an FOB basis.

“Quarterly Payment Date” means the Initial Quarterly Payment Date and each March 31, June 30, September 30 and December 31 thereafter.

“Rating Agency” means, individually and collectively, Moody’s, S&P and Fitch.

“Real Property Documents” means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Subleases.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, members, partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Debt” means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by the Borrower (including by way of Senior Bonds) pursuant to the Common Terms Agreement in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments. For the avoidance of doubt, the Senior Notes constitute Replacement Debt for purposes of the Financing Documents.

“Required Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (in cash, Property of such Person, securities, obligations, or other property) on, or other dividends or distributions on account of, its Capital Stock (other than dividends or distributions payable solely to the Borrower or any of its Restricted Subsidiaries), (b) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of any portion of any of the Capital Stock of the Borrower or any direct or indirect parent of the Borrower, (c) all payments (in cash, Property of such Person, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof, and (d) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of Subordinated Indebtedness (other than from the Borrower or a Restricted Subsidiary of the Borrower). For the avoidance of doubt, payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with the Accounts Agreement and Permitted Payments to Sponsor (as defined in the Working Capital Facility Agreement) are not Restricted Payments.

“Restricted Subsidiary” means any Subsidiary other than an Excluded Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sabine Pass Terminal” means the liquefied natural gas regasification facility owned and operated by SPLNG with regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two (and up to three) marine berths.

“Sabine Pass TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between the Borrower and SPLNG, as supplemented by that certain Letter Agreement, dated May 28, 2013.

“Secured Debt” means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Debt Holder Group” means, at any time, the Holders of each tranche of Secured Debt.

“Secured Debt Holder Group Representative” means (a) the Senior Facility Agent in respect of the Working Capital Facility Agreement, (b) the 4(a)(2) Indenture Trustee, (c) 144A Indenture Trustee and (d) in respect of any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Debt Holders” means, at any time, the Holders of the Secured Debt.

“Secured Debt Instrument” means, at any time, each instrument, including the Working Capital Facility Agreement and the Indentures, governing Secured Debt and designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Expansion Debt” means the Expansion Debt that is Secured Debt.

“Secured Gas Hedge” means a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Gas Hedge Instrument” means, at any time, each instrument governing Secured Gas Hedge Obligations and designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Gas Hedge Obligations” means the Indebtedness under any Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Gas Hedge Representative” means the representative or representatives of the Gas Hedge Providers designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Hedge Instrument” means, at any time, each instrument governing Secured Hedge Obligations and designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Hedge Obligations” means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Hedge Representative” means the representative or representatives of the Holders of Secured Hedge Obligations designated as such in Schedule 2.2(f) (Debt Commitments; Secured Hedge Obligations) to the Common Terms Agreement (as such Schedule 2.2(f) may be updated from time to time).

“Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Senior Facility Agent, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, in each case, in whose favor the Loan Parties have granted Security in the Collateral pursuant to the Security Documents.

“Secured Replacement Debt” means the Replacement Debt that is Secured Debt.

“Secured Senior Notes” means the Senior Notes that are Secured Debt.

“Secured Working Capital Debt” means the Working Capital Debt that is Secured Debt.

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agency Agreement” means the Second Amended and Restated Security Agency Agreement, dated as of June 30, 2015, among the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

“Security Agreement” means the Third Amended and Restated Security Agreement, dated as of March 19, 2020, between the Loan Parties and the Common Security Trustee.

“Security Documents” means:

(a) the Security Agreement;

(b) the Accounts Agreement;

(c) each Pledge Agreement;

(d) the Mortgages;

(e) the Consents;

(f) the Control Agreements (as defined in the Working Capital Facility Agreement); and

(g) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Bonds” means debt securities issued pursuant to an Indenture that is a Senior Debt Instrument.

“Senior Debt” means:

(a)	the Senior Bonds;

(b)	the Obligations (as defined in the Working Capital Facility Agreement) under the Working Capital Facility Agreement;

(c)	Additional Secured Debt;

(d)	the Unsecured Replacement Debt;

(e)	the Unsecured Expansion Debt;

(f)	the Unsecured Working Capital Debt; and

(g)	Indebtedness under Interest Rate Protection Agreements.

“Senior Debt Commitments” means, at any time, the aggregate of any principal amount that Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument.

“Senior Debt Instrument” means a Secured Debt Instrument or an Unsecured Debt Instrument.

“Senior Facility Agent” has the meaning given to it in the Recitals of this Agreement.

“Senior Notes” means the notes issued under the Indentures.

“Services” means the liquefaction and other services to be provided or performed by the Borrower under the FOB Sale and Purchase Agreements.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is located.

“SPLNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Sponsor” means Cheniere Energy Partners, L.P.

“Stage 1 ConocoPhillips License Agreement” means the License Agreement, dated as of May 3, 2012, between the Borrower and ConocoPhillips Company.

“Stage 2 ConocoPhillips License Agreement” means the License Agreement, dated as of December 21, 2012, between the Borrower and ConocoPhillips Company.

“Stage 2 EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between the Borrower and the EPC Contractor (as supplemented by the Umbrella Insurance Agreement and any change order entered into in accordance with the terms thereof).

“Stage 3 ConocoPhillips License Agreement” means the License Agreement, dated as of May 20, 2015, between the Borrower and ConocoPhillips Company.

“Stage 3 EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between the Borrower and the EPC Contractor (as supplemented by the Umbrella Insurance Agreement and any change order entered into in accordance with the terms thereof).

“Stage 4 ConocoPhillips License Agreement” means the License Agreement, dated as of November 8, 2018, between the Borrower and ConocoPhillips Company.

“Stage 4 EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 4 Liquefaction Facility, dated as of November 7, 2018 between the Borrower and the EPC Contractor (as supplemented by the Umbrella Insurance Agreement and any change order entered into in accordance with the terms thereof).

“Stage 4 Umbrella Insurance Agreement” means the Umbrella Agreement for the Insurance Requirements for the Stage 4 EPC Contract to be entered into between the Borrower and the EPC Contractor on terms substantially similar to the Umbrella Insurance Agreement.

“Subleases” means the (a) Sub-lease Agreement, dated June 11, 2012, between SPLNG, as sublessor, and the Borrower, as sublessee, (b) the Second Sub-lease Agreement, dated as of June 25, 2015, between SPLNG, as sublessor, and the Borrower, as sublessee, and (c) the Amended and Restated Lease Agreement, dated as of June 21, 2019 but effective as of November 1, 2011, between Crain Lands, L.L.C., a Louisiana limited liability company, as lessor, and the Borrower, as lessee.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Loan Party to any Person permitted by Section 6.01 (Indebtedness) of the Working Capital Facility Agreement which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” has the meaning assigned to the term “Substantial Completion” in the relevant EPC Contract, as the context requires.

“Swing Swap” means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay the gas daily average at a defined location for a defined period of time. The Swing Swap is settled financially, via exchange of cash payment each day as the gas daily average is settled, rather than physically.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto, and “Tax” shall have a correlative meaning.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among the Borrower, SPLNG and Cheniere Energy Investments, LLC.

“Third Amended and Restated Common Terms Agreement” has the meaning set forth in the Recitals to the Common Terms Agreement.

“Title Policy” means the title policy delivered on May 31, 2015, in connection with one or more prior credit facilities of the Borrower.

“Total” means Total Gas & Power North America, Inc.

“Total FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between the Borrower and Total.

“Total TUA Assignment Agreements” means, collectively, (i) the Partial Assignment Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., (ii) the Throughput Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., (iii) the Master LNG Sale and Purchase Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America, Inc., and (iv) the Base Contract for Sale and Purchase of Natural Gas, dated September 11, 2012 and effective as of October 1, 2012, by and between the Borrower and Total Gas & Power North America.

“Train” means any liquefaction train associated with the Project.

“Train 6” means the sixth liquefaction Train of the Project.

“Train 6 Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and a use of the sixth liquefaction train of the Sabine Pass Terminal and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the sixth liquefaction train of the Sabine Pass Terminal (and, if elected, the import of LNG to the extent the Borrower has all necessary Government Approvals therefor), the transportation of natural gas to the sixth liquefaction train of the Sabine Pass Terminal by third parties, and the sale of other Services in connection with Train 6 or other products or by-products of the sixth liquefaction train of the Sabine Pass Terminal and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Transco Pipeline Transportation Agreement” means the Rate Schedule FT Service Agreement, dated December 20, 2016, by and between Transcontinental Gas Pipe Line Company, LLC and the Borrower pursuant to the Transco Precedent Agreement.

“Umbrella Insurance Agreement” means the First Amended and Restated Umbrella Agreement for the Insurance Requirements for the Engineering, Procurement and Construction of the Sabine Pass Stage 1, Stage 2 and Stage 3 Liquefaction Facilities and the Stage 4 Umbrella Insurance Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” has the meaning given to it in the Working Capital Facility Agreement.

“Unsecured Debt Instrument” means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

“Unsecured Expansion Debt” means the Expansion Debt that is not Secured Debt.

“Unsecured Replacement Debt” means the Replacement Debt that is not Secured Debt.

“Unsecured Working Capital Debt” means the Working Capital Debt that is not Secured Debt.

“Vitol” means Vitol Inc.

“Vitol FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated September 14, 2018, between CMI and Vitol, as amended and novated by CMI to the Borrower pursuant to the Vitol Novation and Amendment Agreement, dated May 22, 2019, between the Borrower, CMI, Vitol and Vitol Holding B.V.

“Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and the Borrower, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012, that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012 and that certain Third Amendment to Water Service Agreement, dated as of June 30, 2015.

“Working Capital Debt” means senior secured or unsecured Indebtedness the proceeds of which shall be used solely for working capital and general corporate purposes related to the Project (including the issuance of letters of credit).

“Working Capital Facility Agreement” has the meaning set forth in the Recitals to this Agreement.